Exhibit 10

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Separate Account VA DD of our report dated April 23, 2018 relating to the financial statements of the subaccounts listed in such report, and to the use of our report dated April 26, 2018, relating to the financial statements of Transamerica Premier Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
April 26, 2018